Exhibit 23.1

CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

We hereby consent to the filing of our opinion of even date herewith as Exhibit 99.1 to the Current Report on Form 8-K of even date herewith filed jointly by Allegheny Energy, Inc., MP Environmental Funding LLC and PE Environmental Funding LLC and to all references to our firm included in or made a part of the Registration Statement on Form S-1 filed by MP Environmental Funding LLC and PE Environmental Funding LLC on October 30, 2009, and December 4, 2009, respectively, in each case as amended to the date hereof (each, a “Registration Statement”). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Date: December 23, 2009	/s/ MORGAN, LEWIS & BOCKIUS LLP